Exhibit 10.2

Signature Office REIT, Inc.
Retention and Transaction Award Plan Document

I.	PURPOSE
The Signature Office REIT, Inc. Retention and Transaction Award Plan (the “Plan”) establishes guidelines for rewarding eligible employees for their contribution towards the success of the Company closing a Transaction (as hereinafter defined) and their continued employment with the Company through the Closing Date (as hereinafter defined). The purpose of the Plan is to incentivize and motivate eligible employees to assist the Company in the successful completion of a Transaction and to remain continuously employed by the Company through the Closing Date thereof. The awards described herein are discretionary. Actual payouts under the Plan will be determined in the sole discretion of the Compensation Committee. The Company is not obligated to make any payment under this Plan.

II.	DEFINITIONS
The following words and phrases used in the Plan shall have these meanings:
“Award Agreement Letter” means a letter agreement with an employee setting forth the terms and conditions for the payment of a Transaction Award under this Plan in a form determined by the Compensation Committee.
“Award Pool” means an amount up to $2,200,000 as determined by the Compensation Committee in its sole discretion.
“Closing Date” means the closing date of a Transaction.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
“Company” means Signature Office REIT, Inc. and its subsidiaries.
“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.
“Effective Date” means November 21, 2014, the date the Plan was approved by the Compensation Committee and the Board of Directors of the Company.
“Participant” means any full-time or part-time salaried employee of the Company who qualifies for participation in the Plan in accordance with Section IV hereof and who has received, executed and delivered back to the Company an Award Agreement Letter.
“Plan” means the Signature Office REIT, Inc. Retention and Transaction Award Plan, as amended from time to time.
“Termination for Cause” means an employee’s termination of employment on account of any action or inaction by the employee, including: (a) any form of theft from the Company or from any employee, agent, or representative of the Company; (b) dishonesty or fraud with respect to a material matter that involves the Company; (c) insubordination; (d) failure to comply with written policies or directives of the Company, including an employment contract between the employee and the Company; (e) engaging in persistent insobriety; (f) an act of violence by the employee or the employee’s threatening violence; (g) indictment on or conviction of a felony; and (h) the employee’s failure to meet any job performance or attendance standards imposed by the Company.
“Transaction” means a transaction approved by the Board of Directors pursuant to which (a) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of all of the Company’s then outstanding voting securities; or (b) a sale of all or substantially all of the assets of the Company.
“Transaction Award” means the percentage of the Award Pool allocated to a Participant as determined by the Compensation Committee, in its sole discretion, and set forth in an Award Agreement Letter.

III.	ADMINISTRATION
The Plan shall be administered by the Compensation Committee. Prior to the Closing Date of a Transaction, the Compensation Committee shall have the power to: (a) designate eligible Participants; (b) amend the Plan; and (c) make all other determinations and take all other actions necessary or desirable for the Plan’s administration.

IV.	ELIGIBILITY FOR PARTICIPATION

A.	General Provision
All full-time or part-time salaried employees may be eligible to participate in the Plan effective with the first day of employment.
Except for Participants described in Section IV.B. below, a Participant must be continuously employed as a full-time or part-time employee of the Company from the later of the Effective Date and the first day of such employee’s employment with the Company through the Closing Date. If a Participant does not remain continuously employed as a full-time or part-time employee of the Company through the Closing Date and such Participant does not qualify for the exception detailed in Section IV.B. below, then such Participant shall not receive a Transaction Award under the Plan.
For example, if the Closing Date occurs at the end of the Company’s fiscal year, any Participant who terminated employment during such year generally would not be entitled to receive a Transaction Award. However, if the Compensation Committee had approved a Transaction Award in accordance with Section VI hereof, and such Participant was described in Section IV.B. below, then such Participant would be entitled to receive a Transaction Award.

B.	Exception for Certain Participants
This Section IV.B. is an exception to the general rule found in Section IV.A. that a Participant must be continuously employed as a full-time or part-time employee of the Company through the Closing Date. If the Compensation Committee determines, in accordance with Section VI, that a Transaction Award will be paid to Participants, this Section IV.B. permits payment of such Transaction Award to the following classes of Participants (hereinafter referred to as “Section IV.B. Participants”) who are not continuously employed as full-time or part-time employees of the Company through the Closing Date:

(i)	Participants whose employment terminates by reason of active duty military service;

(ii)	Participants whose employment terminates because of death; or

(iii)	Participants whose employment terminates because of disability.
If the Section IV.B. Participant is not continuously employed as a full-time or part-time employee of the Company through the Closing Date, then such Participant may receive a prorated Transaction Award. If the Compensation Committee approves a Transaction Award in accordance with Section VI hereof, the prorated amount of such Transaction Award will be determined by the Compensation Committee in its sole discretion.
Any Transaction Award allowed under this Section IV.B. will be paid at the same time and in the same form as the date and form for payment set forth in Section VI hereof.

C.	No Transaction Award Payment if Employee is Terminated for Cause or Commits an Immediately Dismissible Offense
If the Compensation Committee approves a Transaction Award in accordance with Section VI hereof, but a Participant’s employment is terminated on or before the Closing Date (i) as a result of a Termination for Cause; or (ii) for any immediately dismissible offense, then no Transaction Award will be paid, unless otherwise required by law. For actions that result in immediate dismissal, please refer to the Employee Handbook: Section IV – Business Standards / Code of Conduct / General Policies, Subsection L. – Discipline.

V.	DETERMINATION OF TRANSACTION AWARDS
The Award Pool will be allocated among the Participants as determined by the Compensation Committee, in its sole discretion, and each Transaction Award approved by the Compensation Committee based on such allocation shall be set forth in an Award Agreement Letter.

VI.	DISCRETIONARY PAYMENT OF TRANSACTION AWARDS

A.	Obligations of Company
Notwithstanding any other provision in this Plan to the contrary, the Company is not obligated to make any Transaction Award or pay any Transaction Award pursuant to this Plan. The provisions of this Plan are merely a guideline for the Compensation Committee in determining whether, and in what amount, if any, a Transaction Award may be paid under this Plan.

B.	When Awards are Earned
No Transaction Award is earned until the Closing Date. Furthermore, the Compensation Committee may determine the amount of a Transaction Award and declare that such Transaction Award will be payable upon the closing of the Transaction for one or more Participants and not for other Participants.

C.	When Awards are Paid
If the Compensation Committee determines that a Transaction Award will be paid to a Participant, then payment of such Transaction Award shall be made no later than five business days following the Closing Date. Each such Transaction Award shall be made in the form of a lump-sum cash payment.

VII.	LIMITATIONS
Any Transaction Award described in this Plan is not earned by any Participant until the Compensation Committee declares that such Transaction Award shall be paid, the Compensation Committee determines the amount of the Transaction Award, the Company enters into an Award Agreement Letter with the Participant and the closing of the Transaction occurs. The Compensation Committee is the final authority for administration and interpretation of this Plan, and each determination by the Compensation Committee shall be binding and conclusive for all purposes.
Nothing in the Plan, or in any notice of award or Award Letter Agreement made pursuant to the Plan, shall confer upon any person the right to continue in the employment of the Company, nor affect the Company’s right to terminate the employment of any person.

VIII.	TERM OF THE PLAN
The Plan shall continue and be in effect, at the discretion of the Compensation Committee, until all Transaction Awards, if any, are paid following the Closing Date.

IX.	EFFECTIVE DATE
This Plan, as may be amended from time to time, shall be effective as of the Effective Date.

X.	AMENDMENTS
The Compensation Committee may amend, suspend or terminate this Plan at any time.

XI.	MISCELLANEOUS
Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company, nor shall anything herein limit or reduce such rights as the Participant may have under any other agreements with the Company.
No benefits payable under the Plan will be subject to the claim or legal process of any creditor of any Participant or beneficiary, and no Participant or beneficiary will alienate, transfer, anticipate or assign any benefits under the Plan, except that distributions will be made pursuant to judgments resulting from federal tax assessments.
All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement.
The headings and subheadings in this Plan have been inserted primarily for convenient reference. In the event any heading or subheading conflicts with the context, the context will govern. This

Plan will be construed in accordance with the laws of the State of Georgia, except to the extent such laws are preempted by the Code.